Exhibit 3.1
STATE OF DELAWARE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CLEARANT, INC.
The corporation organized on June 10, 2005, with the original name of CI Merger Corporation, and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
That by unanimous written consent of the board of directors of Clearant, Inc. (the “Corporation”), resolutions were duly adopted setting forth an Amended and Restated Certificate of Incorporation of the Corporation, declaring said Amended and Restated Certificate of Incorporation to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution set forth the proposed Amended and Restated Certificate of Incorporation as follows:
1.	The name of the corporation is Clearant, Inc. (the “Corporation”).
2.	The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.
3.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).
4.	Capital Stock.
(i)	Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is Two Hundred Fifty Million (250,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of common stock, par value $.0001 per share (“Common Stock”), and Fifty Million (50,000,000) shares of preferred stock, par value of $.0001 per share (“Preferred Stock”).
(ii)	Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions in this paragraph 4, the Board of Directors, to the extent permitted by law and the Bylaws of the Corporation, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

i.	There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this paragraph 4 otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by Committee of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.
(iii)	Common Stock.
i.	Voting Rights. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his or her name on the books of the Corporation.
ii.	Dividends. Subject to the rights, preferences, privileges, restrictions and other matters pertaining to the Preferred Stock that may, at that time be outstanding, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.
iii.	Liquidation; Dissolution. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

(iv)	Reverse Stock Split. Effective at the close of business on August 23, 2007 (the “Effective Time”), every fourteen (14) shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will automatically and without any action on the part of the respective holders thereof be combined and converted into one (1) share of Common Stock of the Corporation (the “New Common Stock”). The combination and conversion of the Old Common Stock shall be referred to as the “Reverse Stock Split.”
i.	No fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the Reverse Stock Split and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. All shares of Old Common Stock (including fractions thereof) held by a holder immediately prior to the Reverse Stock Split shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. Any fractional share resulting from such aggregation of Old Common Stock upon the Reverse Stock Split shall be rounded up, so that a holder of pre-split shares would receive, in lieu of any fraction of a post-split share to which the holder would otherwise be entitled, an entire post-split share. No cash payment shall be made to reduce or eliminate any fractional share interest.
ii.	The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Stock Split unless and until the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.
5.	Board of Directors.
(i)	Management. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by the Board of Directors.

(ii)	Term of Office. A director shall hold office until his or her successor shall be elected and qualified or until such director’s earlier death, resignation, retirement or removal from office.
(iii)	Removal. Subject to any limitation imposed by law or any rights of holders of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.
(iv)	Vacancies. Subject to any limitation imposed by law or any rights of holders of Preferred Stock, any vacancies (including newly created directorships) shall be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Directors appointed to fill vacancies created by the resignation or termination of a director will serve the remainder of the term of the resigning or terminated director.
6.	Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Secretary of the Corporation, in each case pursuant to a resolution of the Board of Directors, and special meetings of stockholders of the Corporation may not be called by any other person or persons.
7.	Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Any provisions contained in this Certificate of Incorporation may be amended, altered, changed or repealed by (a) the majority vote of the Board of Directors and the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of capital stock entitled to vote, or (b) the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of stock entitled to vote, voting together as a single class, in each case subject to any rights of holders of Preferred Stock.
8.	Amendment of Bylaws. The Bylaws of this Corporation may only be amended (a) upon the affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of stock entitled to vote, voting together as a single class, subject to any rights of holders of the Corporation’s Preferred Stock, or (b) a majority vote of the Board of Directors, in each case subject to any rights of holders of Preferred Stock.

9.	Indemnification; Limitation of Liability. Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to or repeal of this Section 8 of the relevant provisions of the DGCL shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
The foregoing Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Corporation in accordance with the provisions of Section 245 and 242 of the General Corporation Law of the State of Delaware.
The Corporation’s stockholders approved the Amended and Restated Certificate of Incorporation of the Corporation in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation to be signed by the Corporation’s Chief Executive Office this 22nd day of August, 2007.

CLEARANT, INC.
By:	/s/ Jon M. Garfield
	Name:	Jon M. Garfield
	Title:	Chief Executive Officer

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